Exhibit 10.28
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Employer and Employee on the Effective Date. Capitalized terms used in this Agreement but not otherwise defined have the meanings given to such terms in the Appendix of Key Terms, which is attached to and considered a part of this Agreement for all purposes.
RECITALS

A.	Employer desires to employ Employee on the terms and conditions set forth herein; and

B.	Employee desires to be employed by Employer on such terms and conditions.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Employment. Employer agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein for a term commencing on the Commencement Date and ending on the date on which employment is terminated in accordance with Section 5 of this Agreement (the “Term”).
2.Duties. During the Term of Employee’s employment by Employer:

a.
Employee shall have the position of Co-President, Co-Chief Operating Officer, Managing Director and Partner of Carlyle and will have full authority consistent with such position,. Employee will report directly to the co-Chief Executive Officers of the Carlyle. Upon employment, Employee will also be appointed to and become a member of Employer’s Executive Group and Management Committee.

b.
Employee shall devote Employee’s energies, attention, reasonable best efforts and full and exclusive business time to the business and affairs of Employer, provided, however, that nothing in this Agreement shall preclude Employee from engaging in (i) personal investment activities (subject to Carlyle’s insider trading and conflict of interest policies), (ii) activities consented to by Employer pursuant to Section 2f below, (iii) serving as a member of the board of directors of the companies named on Exhibit A hereto, if any, or (iv) charitable, professional, and community activities, in each case so long as such activities do not materially conflict or interfere with the proper performance of Employee's duties hereunder.

c.
Employee acknowledges and agrees that during the Term Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Carlyle and Employer and to do no act in breach of such fiduciary duty that willfully injures the business, interests or reputation of Employer or Carlyle. In keeping with these duties, Employee shall make full disclosure during the Term to Employer of all significant business opportunities that pertain to Carlyle's business, and, during the Term, Employee shall not appropriate for Employee's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

d.
Employee shall at all times materially comply with (i) all applicable laws, rules and regulations that are materially related to Employee's responsibilities as Co-President; Managing Director and Partner, and (ii) all written corporate and business policies and procedures of Carlyle and Employer that are applicable to Employee in the Office Location, including without limitation the New York Attorney General’s Code of Conduct (the “Code of Conduct”).

e.
Employee shall not, without the prior written approval of Employer, receive compensation or any direct or indirect financial benefit for services rendered during the Term to any Person other than the Employer or Carlyle. As used herein, the term "Person" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

f.
In connection with Employee’s execution of this Agreement, Employee shall execute and deliver to Carlyle the certification attached hereto as Exhibit B. Employee understands and acknowledges that Employer and Carlyle are relying on the certifications and covenants set forth therein as a basis for its compliance with the Code of Conduct and that the accuracy of, and Employee’s continued compliance with, such certifications and covenants are conditions to Employee’s continued employment.

3.Location. Employee's office shall be located at Employer's offices in Office Location, provided that Employee is expected to travel during the Term to the extent reasonably necessary to conduct Carlyle business.
4.Compensation. As compensation for Employee's services, Employer shall pay Employee the following compensation, subject to Section 6 below:

a.
Employer shall pay to Employee the Base Salary Amount per annum throughout the Term (payable in accordance with Employer's payroll policies, but in no event less frequently than once every month). The Base Salary Amount may be prospectively increased by Employer from time to time in its discretion, depending upon Employee’s performance.

b.
Employer intends to pay bonuses to Employee from time to time. To the extent Employee receives less than the 2014 Guaranteed Bonus Amount during calendar year 2014, Employer shall pay the shortfall to Employee within 30 days after the end of calendar year 2014. To the extent Employee receives less than the 2015 Guaranteed Bonus Amount during calendar year 2015, Employer shall pay the shortfall to Employee within 30 days after the end of calendar year 2015. To the extent Employee receives less than the 2016 Guaranteed Bonus Amount during calendar year 2016, Employer shall pay the shortfall to Employee within 30 days after the end of calendar year 2016 (the 2014 Guaranteed Bonus Amount, the 2015 Guaranteed Bonus Amount, and the 2016 Guaranteed Bonus Amount, collectively the “Guaranteed Bonus Amount”). For periods following calendar year 2016, all bonuses will be payable to Employee at the Employer’s discretion.

c.
Employee shall be reimbursed for all reasonable expenses for travel, lodging, entertainment, and other business expenses in connection with Employer's or Carlyle’s business to the extent such expenses are consistent with Carlyle's internal reimbursement guidelines.

d.
Employee shall be afforded, as incidences of employment, health, insurance, retirement and vacation benefits on terms at least as beneficial, and to the same extent as that offered in the United States to employees with Employee’s level of Title.

e.
To the extent permitted by applicable securities and other laws, Employee may be permitted (but not obligated) to make personal investments on an unpromoted basis directly in investments made by Carlyle and its investment funds during the Term, provided that the amounts available for personal investment by Employee shall be determined by Carlyle in a manner consistent with policies established for coinvestments by other employees at the same level of Title. Coinvestments with respect to investments made by a particular Carlyle investment fund may require Employee to make a commitment to invest in all investments acquired by such fund during the Term, in accordance with internal coinvestment policies adopted by Carlyle with respect to such fund.
5.    Termination. Employee's employment with Employer shall be terminable as follows:

a.	automatically upon Employee's death;

b.	by Employer, subject only to such notification requirements as are required by this Section 5b:

i.
upon Employee's incapacitation by accident, sickness or other circumstance which renders Employee mentally or physically incapable of performing the duties and services required of Employee hereunder for a period of at least 180 days during any 12-month period;

ii.
for "Cause," which for purposes of this Agreement shall mean Employee has (A) engaged in gross negligence or willful gross misconduct in the performance of the duties required of Employee as co-President, co-COO, Managing Director and Partner, which in either case, has resulted in material harm to the Employer, (B) willfully and materially breached Section 2c, Section 7, Section 9 or Section 12 of this Agreement; (C) been convicted of, or entered a plea bargain or settlement admitting guilt for, fraud, embezzlement, or any other felony under the laws of the United States or of any state or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding felonies involving a traffic violation); (D) been the subject of any order, judicial or administrative, obtained or issued by the U.S. Securities and Exchange Commission ("SEC") or similar agency or tribunal of any country, for any material securities violation he personally committed or personally approved involving insider trading, fraud, misappropriation, dishonesty or willful misconduct (including, for example, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied) if such order has a material adverse effect on the Employee’s ability to function in his position, taking into account the services required of the Employee and the nature of Employer’s business; provided that wherever the word “willful” occurs in this Agreement no act or failure to act on Employee’s part will be considered willful if done, or omitted to be done, by Employee without bad faith and with the reasonable belief that the action or omission was in the best interests of the Employer. Cause will not exist unless and until there is delivered to Employee a writing specifying the particular details of the Cause reason being relied upon by the Employer, or

iii.	for any other reason whatsoever, upon 30 business days written notice to Employee; and

c.	by Employee, subject only to such notification requirements as are required by this Section 5c:

i.
for "Good Reason," which for purposes of this Agreement shall mean (A) a material breach of this Agreement by Employer, or (B) a diminution in Executive’s position (including status, offices, title, and reporting requirements), authority, duties or responsibilities in each case, as Co-President, Co-COO Managing Director and Partner of Carlyle, excluding for this purpose, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Employee, or adverse modification of the nature and scope of Employee's authority, duties and privileges during the Term (whether or not accompanied by a change in title), (C) a reduction in Employee’s Base Salary, Guaranteed Bonus Amount (which is relevant only for calendar years 2014, 2015 and 2016), or the termination or reduction of any benefit provided for under this Agreement (it being understood that subsequent to 2016 Employee’s participation in bonuses and future grants under equity compensation programs is determined at the discretion of Employer and/or Carlyle, and a reduction in the amount of any such discretionary bonuses and programs is not “Good Reason” hereunder); (D) the failure of the Employer (without Employee’s express consent) to place or continue in effect any incentive or other compensation plan or program in which the Employee is to participate under the terms of this Agreement unless such plan or program is replaced with a plan or program of similar potential value to Employee; (E) without the Employee’s consent, the relocation of the Employee’s own office location as assigned to him by the Employer to a location more than 50 miles from the Office Location; (F) the failure of the Employer to obtain the unconditional assumption in writing or by operation of law of the Employer’s obligation to the Employee under this Agreement by any successor prior to or at the time of a reorganization, merger, consolidation, disposition of all of substantially all of the assets of the Employer, or similar transaction, in all cases, which results either in a change of control of Carlyle (as defined in The Carlyle Group L.P. 2012 Equity Incentive Plan) or a disposition of substantially all of its assets; (G) a person other than Glenn Youngkin (or his successor, appointed as such with Employee’s consent) is appointed to the role of CEO or Co-CEO, without the consent of Employee, upon the resignation, retirement, death or disability of Messrs. Conway or Rubenstein from such role (or the occurrence of a vacancy in such role for any other reason); provided that in each case in which a correction or cure is possible, only if such Good Reason has not been corrected or cured by Employer within 30 days after Employer has received written notice from Employee of Employee's intent to terminate Employee's employment for Good Reason and specifying in detail the basis for such termination; or

ii.	for any other reason whatsoever, upon 30 days written notice to Employer.
6.    Effect of Termination. Upon the termination of Employee’s employment, Employee shall receive the following compensation, provided only that Employee agrees at the time of such termination to release Employer and its affiliates from further claims and liabilities relating to Employee’s employment and the termination of employment (other than claims for indemnification pursuant to Section 8):

a.
If at any time before the third anniversary of the Commencement Date (i) Employee’s employment is terminated pursuant to Section 5c.i, or (ii) Employee’s employment is terminated pursuant to Section 5b.iii, Employer shall pay cash severance to Employee, within 60 days after the date of such termination, in an amount equal to (x) the unpaid portion of the Base Salary Amount that Employer would have paid Employee from the date of such termination through the third anniversary of the Commencement Date if Employee’s employment had not terminated and (y) the excess of the sum of the Guaranteed Bonus Amount provided for in Section 4b over bonuses actually paid to Employee pursuant to Section 4b; provided, however, that the aggregate amount of severance payable pursuant to this Section 6a will in no event be less than 25% of the Base Salary Amount.

b.
If at any time on or after the third anniversary of the Commencement Date (i) Employee’s employment is terminated pursuant to Section 5c.i, or (ii) Employee’s employment is terminated pursuant to Section 5b.iii, Employer shall pay cash severance to Employee, within 60 days after the date of such termination, in an amount equal to 25% of the Base Salary Amount.

c.
In the case of a termination of Employee’s employment at any time for any reason, Employer shall pay to Employee, within 30 days after the effective date of the termination (to the extent not previously paid), the base salary compensation at the rate then in effect under Section 4a above, but only to the extent such compensation has accrued through the effective date of such termination.

d.
The sole liability of Employer under this Agreement upon a termination of Employee’s employment shall be (i) to pay the amounts expressly provided for in this Section 6 as being due and owing upon such termination, (ii) to reimburse Employee pursuant to Section 4c for business expenses incurred by Employee during the Term, (iii) to honor the vested portion of any equity participation granted to Employee (except in the case of a termination for Cause pursuant to Section 5b.ii, and (iv) to comply with any other obligations under this Agreement which expressly survive termination of Employee’s employment or pursuant to any other written agreements between Employee and Employer or pursuant to any employee benefit plan.

7.    Records and Confidential Data.

a.
All memoranda, notices, files, records and other documents made or compiled by Employee during the Term in the ordinary course of business (other than business cards and names and contact information retained in Employee’s rolodex), or made available to Employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to Employee), shall be Employer's property and shall be delivered to Employer at its request therefor or automatically on the termination of this Agreement.

b.
Employee acknowledges that, in and as a result of Employee’s employment hereunder, Employee will be making use of and/or acquiring confidential or proprietary information developed by Carlyle and its affiliates that is of a special and unique nature and value to Carlyle, including, but not limited to, the nature and material terms of business opportunities and proposals available to Carlyle and financial records of Carlyle, Carlyle investment funds, and investors in such funds (the "Confidential Information"). Employee shall not at any time, directly or indirectly, disclose to any person (other than Carlyle) or use for any purpose of than in accordance with Employee’s employment with Carlyle any Confidential Information (regardless of whether such information qualifies as a “trade secret” under applicable law) which has been obtained by or disclosed to Employee as a result of Employee’s employment by Employer unless (i) authorized in writing by Employer, (ii) such information, knowledge or data is or becomes available to the public generally without breach of this Section 7b, (iii) disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) disclosure is made to officers, directors or affiliates of Employer or Carlyle (and the officers and directors of such affiliates), and to auditors, counsel, and other professional advisors to Employer or Carlyle or (v) disclosure is required to a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee. Employee shall immediately supply Employer with a copy of any legal process delivered to Employee requesting Confidential Information. Prior to any disclosure of Confidential Information, Employee shall notify Employer and shall permit Employer to seek an order protecting the confidentiality of such information. Employee agrees that Employee’s obligations under this Section 7b may be enforced by specific performance and that breaches or prospective breaches of this Section 7b may be enjoined.

c.
Employee will not disclose publicly any information about Carlyle’s private placement fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, and will not discuss (or authorize others to discuss) any such private placement fundraising information with any reporter or representative of any press or other public media.

d.
Employee represents that Employee’s employment by Employer does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by Employer. During Employee’s employment by Employer, Employee agrees that Employee will not violate any non-solicitation agreements Employee entered into with any former employer (or other counter-party) or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Employee bring onto the premises of Employer or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

The obligations under this Section 7 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.
8.    Indemnification. Employer and Carlyle, jointly and severally, will indemnify, defend and hold Employee harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by Employee in good faith during the Term while performing services on behalf of Carlyle, a Carlyle fund (and/or any of its portfolio companies) within the scope of Employee’s employment for Employer, provided that such acts, decisions or omissions do not constitute fraud, willful gross misconduct or gross negligence; and provided further that such indemnification will be for amounts not reimbursable by applicable insurance.. The obligations of Employer and Carlyle under this Section 8 shall survive any termination of the Employee's employment. The indemnifications provided above will include an obligation to advance reasonable defense costs to Employee, provided that Employee selects a law firm with the prior consent of Employer, which consent will not unreasonably be withheld. Employee will reimburse Carlyle for such advanced defense costs to the extent a final determination is made by a court, administrative law judge, regulatory agency or arbitration panel that such indemnification is not permitted by law or not required by this Agreement. This indemnification provision will be included in and replaced with a separate indemnification agreement, substantially in the form of the Indemnification Agreement attached hereto as Attachment A.
9.    Non-Solicitation/Non-Competition. Employee agrees that, for a period of twelve (12) months after the last day that Employee is employed by Employer or an affiliate thereof, Employee will not, directly or indirectly, without the prior written consent of Employer: (i) participate in any capacity, including as an investor or an advisor, in any transaction that, as of the date of termination, Carlyle or any of its affiliates was actively considering investing in or offering to invest in and known to Employee; (ii) solicit, contact or identify investors in any investment partnership or fund controlled by Carlyle and its affiliates (to the extent Employee knows that such Person is an investor, directly or indirectly, in such partnership or fund) on behalf of any person; or (iii) induce any current employee of Employer or its affiliates to become employed by Employee, any person employing Employee. The foregoing shall not prohibit Employee from giving a reference on behalf of and if requested by an employee of the Employer or any of its affiliates. Employee will not be deemed to be in violation of the foregoing restrictions for actions of any future employer provided that such employer is not acting at Employee’s direction or with Employee’s direct or indirect involvement. The parties acknowledge and agree that the restrictions set forth in this Section 9 are believed by the parties to be reasonable and necessitated by legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Section 9 to be unenforceable or invalid for any reason, the parties agree that this Section 9 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal. The parties further agree that Employer and Employee each will be entitled (without posting bond or security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party’s obligations set forth in this Section 9. The obligations under this Section 9 shall survive the expiration or termination of this Agreement.

10.    Governing Law. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the Governing Jurisdiction, without reference to any conflict of law or choice of law principles in the Governing Jurisdiction that might apply the law of another jurisdiction.
11.    Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.
12.    Arbitration.

a.
Except as provided in Section 12b, any dispute, claim or controversy arising in connection with this Agreement or otherwise in connection with Employee’s employment with Employer (including any statutory claims), Employee’s carried interest participation, Employee’s restricted units, and Employee’s personal coinvestments shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as modified herein). No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement; and the parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other ("Arbitration Notice") may commence arbitration proceedings. Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within 30 days after the date of the Arbitration Notice, and one chosen within 60 days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties. A court of competent jurisdiction presiding over the Arbitration Location shall appoint any arbitrator who has not been appointed within such time periods. Judgment may include costs and attorneys fees and may be entered in any court of competent jurisdiction. The arbitration shall be conducted in the Arbitration Location or such other location as Employer and Employee may agree, in the English language and all monetary awards shall be in Currency. Arbitration shall be the sole method of resolving disputes not settled by mutual agreement. The determination of the arbitrators shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction.

b.
Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction.

13.    Benefits. Employer shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Carlyle entities and the portfolio companies.
14.    Non-Disparagement. Employer and Employee covenant and agree that, in the event of termination of Employee's employment, Employee shall not disparage Carlyle and its affiliates, and their respective principals and businesses, and Employer and Carlyle shall not authorize disparaging remarks to be made about Employee and (at the time of any employment termination) will instruct their professional employees not to make disparaging remarks about Employee. The previous sentence shall not apply, however, in the case of any disparagement which is made (i) in testimony pursuant to a court order, subpoena, or legal process or (ii) to a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee. The parties further agree that Employer and Employee each will be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party's obligations set forth in this Section 14. The obligations under this Section 14 shall survive the expiration or termination of this Agreement.

15.     Background Investigation. Employee’s employment is contingent upon Employer’s satisfactory completion of its background investigation on Employee, which shall be completed within 90 days of Commencement Date. In addition, Employer may require that a background investigation be conducted by an independent third party. An unsatisfactory background investigation or a delay in the process due to lack of response from the Employee for requested information will result in the termination of the offer of employment and in the event Employee’s employment has commenced, such employment shall be terminated and such termination shall be deemed “for Cause”.
16.    Equity Award Term Sheets. Employee will be entitled to receive equity-based awards as outlined in: (a) the “Base DRU Award Term Sheet” attached hereto as Attachment B, (b) the “Make-Whole DRU Aware Term Sheet” attached hereto as Attachment C, and (c) the “KEIP Program Equity Incentive Term Sheet” attached hereto as Attachment D (collectively, the “DRU Term Sheets”). The DRU Term Sheets are part of this Agreement and are incorporated herein by reference.
17. Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given and effective when delivered by personal or overnight couriers, or registered mail, in each case with confirmation of receipt, prepaid and addressed as follows:
If to Employer:
The Carlyle Group Employee Co., LLC
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004
Attn: General Counsel
If to Employee:
Address on Record with Employer
and a copy to:
Stephen E. Zweig, Esq.
FordHarrison LLP
100 Park Avenue
New York, New York, 10017
18. No Assignment. Employer shall not, without Employee’s consent, assign any of its rights, interests, obligations or entitlements under this Agreement to any person other than a commonly controlled affiliate of Employer in connection with an internal reorganization of Carlyle. This Agreement will be binding on all successors and assigns of Employer and Carlyle.
19. Headings. The section headings in this Agreement are for convenience of reference only and will in no event affect the meaning or interpretation of the Agreement.
20. Duration of Terms. The respective rights and obligations of the parties hereunder will survive any termination of Employee’s employment to the extent necessary to give effect to such rights and obligations.
21. Entire Agreement. This Agreement, the Signing Bonus Agreement, the Appendix of Key Terms and any other agreements referred to herein (a) constitute the entire agreement among the Employer and Employee with respect to the subject matter hereof, (b) supersede any prior agreement or understanding among or between them with respect to the such subject matter, and (c) may not be amended except in a writing signed by Employer and Employee.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYER:        Carlyle Group Employee Co., L.L.C.
By:    /s/ Daniel A. D'Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

EMPLOYEE:    /s/ Michael J. Cavanagh
Michael J. Cavanagh

APPENDIX OF KEY TERMS
This Appendix of Key Terms shall be construed for all purposes as part of the employment agreement (the “Agreement”) to which it is attached. The undersigned Employer and Employee agree that, for purposes of the Agreement, the following terms shall have the meanings ascribed to them below:
Employment Agreement Terms

a.	“Arbitration Location” means New York, New York.

b.	“Base Salary Amount” means 275,000 per annum in Currency.

c.	“Carlyle” means Carlyle Investment Management, L.L.C. and its affiliates collectively operating under the trade name “The Carlyle Group.”

d.	“Commencement Date” means June 30, 2014.

e.	“Currency” means U.S. Dollar.

f.	“Effective Date” means March 24, 2014.

g.	“Employee” means Michael Cavanagh.

h.	“Employer” means The Carlyle Group Employee Co., a Delaware limited liability company.

i.	“Governing Jurisdiction” means New York, New York.

j.	“2014 Guaranteed Bonus Amount” means 2,725,000 in Currency.

k.	“2015 Guaranteed Bonus Amount” means 2,725,000 in Currency.

l.	“2016 Guaranteed Bonus Amount” means 2,725,000 in Currency.

m.	“Office Location” means New York, New York.

n.	“Term” has the meaning given to it in Section 1 of the Agreement.

o.	“Title” means Co-President;Co-Chief Operating Officer, Managing Director/Partner.

Signing-Bonus Term

p.	“Signing Bonus Annual Installment Amount” means 2,000,000 in Currency.

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IN WITNESS WHEREOF, the undersigned Employer and Employee have executed this Appendix of Key Terms as of the Effective Date.

EMPLOYER:        THE CARLYLE GROUP EMPLOYEE CO., L.L.C.
By:    /s/ Daniel A. D'Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

EMPLOYEE:        Name: /s/ Michael J. Cavanagh
Michael J. Cavanagh

SIGNING BONUS AGREEMENT
THIS SIGNING BONUS AGREEMENT (this “Agreement”) is being entered into by the undersigned parties on the Effective Date. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings given to such terms in the employment agreement between the undersigned parties dated as of the Effective Date (the “Employment Agreement”).
RECITALS
A.Employer desires to employ Employee on the terms and conditions set forth in the Employment Agreement and this agreement; and

B.Employee desires to be employed by Employer on such terms and conditions.

AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.As an inducement for Employee to accept employment by Employer, Employer shall pay Employee the Signing Bonus Annual Installment Amount on each of the last regularly scheduled payroll dates of calendar years 2014, 2015, and 2016 (collectively, the “Signing Bonuses”).

2.    If Employee terminates his or her employment for “Good Reason” pursuant to Section 5c(i) of the Employment Agreement, or Employer terminates Employee’s employment without Cause pursuant to Section 5b(ii) of the Employment Agreement, then Employer shall continue to pay to Employee the unpaid portion of the Signing Bonuses in installments throughout the period provided above in Section 1. Except as otherwise provided in this Section 2, Employee shall have no right to receive any installment of the Signing Bonus after the effective date of any termination of Employee’s employment.
3.    This Agreement may be executed in multiple counterparts, and each separate counterpart shall be construed together and considered for all purposes to be one and the same agreement. This Agreement shall be considered for all purposes to be a part of the Employment Agreement and is hereby incorporated as part of the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYER:        THE CARLYLE GROUP EMPLOYEE CO., L.L.C.
By: /s/ Daniel A. D'Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

EMPLOYEE:        /s/ Michael J. Cavanagh
Name: Michael J. Cavanagh

BASE DRU AWARD TERM SHEET
Capitalized terms used in this Term Sheet, but not otherwise defined herein, shall have the meanings given to such terms in the Employment Agreement between Michael J. Cavanagh (the “Employee”) and the Employer, dated as of March 24, 2014 to which this Term Sheet is attached.
1.Employer will make equity-based grants to Employee during each of calendar years 2014, 2015, and 2016 of Employee’s employment (the “Grant Period”). The 2014 grant will be made as of Carlyle’s regular grant date during the first calendar quarter beginning after the commencement of Employee’s employment. The 2015 grant will be made as of the regular grant date during the first quarter of calendar year 2015. The 2016 grant will be made as of the regular grant date during the first quarter of calendar year 2016. The amount, form and general terms of the equity grant will be consistent with the sample equity grant document attached hereto, the Equity Plan (as defined below), and this Term Sheet. The equity grant will be made in the form of deferred restricted common units (“DRUs”) to be granted and issued pursuant to The Carlyle Group L.P. 2012 Equity Incentive Plan (the “Equity Plan”). Each DRU represents the right to receive one common unit of The Carlyle Group L.P. (a “Common Unit”) upon satisfaction of the applicable vesting and delivery requirements.

2.The number of DRUs that will be granted to Employee for each year during the Grant Period will be US$2,000,000, divided by the Fair Market Value of the Common Units (as defined in the Equity Plan) on the date of grant as reported by the NASDAQ Global Select Market, and rounded up to the nearest whole Common Unit.

3.Each grant of DRUs will be subject to a five year vesting period, with one-fifth of each grant of DRUs becoming vested on each of the first five anniversaries of the respective grant date. Employee will forfeit any unvested DRUs if Employee ceases to be employed by Employer before the applicable vesting date because of a termination by the Employer for Cause or a termination by the Employee without Good Reason. For the avoidance of doubt, to the extent DRUs are granted to Employee in Employer’s discretion during a calendar year following the Grant Period (i.e., other than pursuant to the Key Employee Incentive Program), such DRU grants will be subject to vesting periods determined by Employer to be applicable to such grants, and (except as otherwise may be agreed by Employee and Employer at the time of such grants) unvested DRUs received in such discretionary grants will be subject to forfeiture if Employee’s employment ceases for any reason other than Employee’s death or disability.

4.When the DRUs described in this Term Sheet vest, the Common Units will be delivered promptly (and in no event after more than 15 days) to an Employer designated brokerage account for Employee’s benefit.

5.Any grant of DRUs described in this Term Sheet is subject to the prior approval of the Equity Plan Administrator. Carlyle will use its best efforts to obtain approval of such grant by the Equity Plan Administrator.

6.In the event the equity Plan Administrator fails or refuses to approve any grant of DRUs to Employee, Employee will receive the equivalent cash value of the DRUs as deferred compensation on the vesting dates on which the DRUs would otherwise have vested.

MAKE-WHOLE DRU AWARD TERM SHEET
Capitalized terms used in this Term Sheet, but not otherwise defined herein, shall have the meanings given to such terms in the employment agreement between Michael J. Cavanagh (the “Employee”) and the Employer, dated as of March 24, 2014, to which this Term Sheet is attached.
1.Employer will make an equity-based grant to Employee as of the regular grant date during the first calendar quarter beginning after the commencement of Employee’s employment (the “Grant Period”). The amount, form and general terms of the equity grant will be consistent with the sample equity grant document attached hereto and, except as otherwise provided in any agreement between the parties, will be governed by the Equity Plan (as defined below).. The equity grant will be made in the form of deferred restricted common units (“DRUs”) to be granted and issued pursuant to The Carlyle Group L.P. 2012 Equity Incentive Plan (the “Equity Plan”). Each DRU represents the right to receive one common unit of The Carlyle Group L.P. (a “Common Unit”) upon satisfaction of the applicable vesting and delivery requirements.

2.Carlyle will grant DRUs to Employee pursuant to the Equity Plan in consideration for equity interests or other compensatory amounts that Employee forfeits upon departure from Employee’s current employer (“Make-Whole DRUs”). The number of Make-Whole DRUs that will be granted to you will be 933,416.

3.The Make-Whole DRUs will be subject to a three year vesting period, with one-third of such Make-Whole DRUs becoming vested on the six month anniversary of the grant date, and the remaining two-thirds of such Make-Whole DRUs becoming vested equally on each of the second and third anniversaries of the grant date.

4.Employee will forfeit any unvested Make-Whole DRUs if Employee ceases to be employed by Employer due to termination of employment for “cause” (pursuant to Section 5bii of Employee’s Employment Agreement or termination of employment by Employee pursuant to Section 5cii of the Employee’s Employment Agreement prior to the applicable vesting date.  Employee would be fully vested on Make-Whole DRUs in the case of death, disability or termination of employment by Employer without Cause or by Employee for Good Reason (pursuant to Section 5b(iii) or Section 5c(i), respectively, of Employee’s Employment Agreement.)

5.When the Make-Whole DRUs described in this Term Sheet vest, the Common Units will be delivered promptly (and in no event after more than 15 days) to an Employer designated brokerage account for Employee’s benefit.

6.Any grant of Make-Whole DRUs described in this Term Sheet is subject to the prior approval of the Equity Plan Administrator. Carlyle will use its best efforts to obtain approval of such grant by the Equity Plan Administrator before the end of the Grant Period.

7. In the event the equity Plan Administrator fails or refuses to approve any grant of Make-Whole DRUs to Employee, Employee will receive the equivalent cash value of the Make-Whole DRUs as deferred compensation on the vesting dates on which the Make-Whole DRUs would otherwise have vested.

KEY EXECUTIVE INCENTIVE PROGRAM PARTICIPANT TERM SHEET

1.
Capitalized terms used in this Term Sheet, but not otherwise defined herein, shall have the meanings given to such terms in the employment agreement between Michael J. Cavanagh (the “Employee”) and the Employer, dated as of March 24, 2014, to which this Term Sheet is attached (“Employment Agreement”).

2.
The Carlyle Group (“Carlyle”) is establishing a Key Executive Incentive Program (“KEIP”) as a sub-program within The Carlyle Group L.P. 2012 Equity Incentive Plan (the “Equity Plan”). Carlyle intends to make equity-based grants to certain employees under the Equity Plan, in the form of deferred restricted common units (“DRUs”) and/or common units (“Common Units”) of The Carlyle Group L.P. (the “Partnership”), as determined in accordance with the KEIP.[1] Employee’s participation in the KEIP is governed by this Term Sheet and the Key Executive Incentive Program.

3.
Employee’s KEIP Participation Percentage for each of the 2014, 2015 and 2016 KEIP Annual Investment Pools will be 0.5%.[2] For subsequent KEIP Annual Investment Pools, Employee’s KEIP Participation Percentage will be determined by Employer in its discretion. Notwithstanding the foregoing, Employee’s KEIP Participation Percentage for any KEIP Annual Investment Pool for any calendar year commencing after the termination of Employee’s employment will be 0%.[3] For Employee, the 2014 KEIP Annual Investment Pool will include all promoted portfolio investments that were acquired by the Carlyle Carry Funds in 2013 as well as promoted portfolio investments acquired by the Carlyle Carry Funds in 2014. In the event of termination of Employee’s employment for certain reasons, Employee will receive a severance payment relating to the KEIP in the form of Common Units (the “Severance Units”), as determined in accordance with this paragraph.[4]

a.
Employee will be entitled to receive Severance Units if employment is terminated: (i) by Employee for “Good Reason” pursuant to Section 5ci of his Employment Agreement, (ii) by Employer without “Cause” pursuant to Section 5biii of the Employment Agreement, (iii) by reason of Employee’s death or disability pursuant to Section 5a or Section 5bi of the Employment Agreement, and/or (iv) by Employee in a “Qualified Retirement” (as defined below), (each of the foregoing, a “Qualifying Termination”). A “Qualified Retirement” means a resignation of employment by Employee that occurs after the Employee has reached age 62, provided that (x) Employee at the time is serving in the role of CEO or Co-CEO (or is serving in an “emeritus” role following Employee’s tenure as CEO or Co-CEO) and has at least 12 years of service with Carlyle, and (y) Employee has no intention to pursue full time employment (or part-time employment requiring devotion of more than 50% of a normal work hours) and does not pursue or obtain any such employment at any time within three years following such resignation.

b.	The number of Severance Units issued to Employee upon a Qualifying Termination will equal the sum of the Guaranteed Period Units plus the Subsequent Period Units, each as defined below.

i.	“Guaranteed Period Units” means the number of Common Units determined in accordance with the following calculations:

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1.	KEIP DRUs are in addition to grants of other DRUs to which such executive officer may be entitled under the Equity Plan.

2.	For the 2014, 2015 and 2016 KEIP Annual Investment Pools, no person with the same title and role as Employee will have a higher KEIP Participation Percentage than Employee.

3.
A mid-year termination of Employee’s employment before December 31, 2016, will result in a bifurcation, such that investments acquired before the date of employment termination during that year will be included in the KEIP Annual Investment Pool for that year (and Employee’s KEIP Participation Percentage for that partial year will be 0.5%).

4.	The triggering events for such severance payments may vary for other KEIP participants.

1.
For all unrealized portfolio investments that remain in each KEIP Annual Investment Pool for 2014, 2015 and 2016 (the “Guaranteed Period Annual Investment Pools”) as of the date of a Qualified Termination, the amount of future distributions of carried interest profits that Carlyle expects to be derived from such unrealized investments will be projected for each Guaranteed Period Annual Investment Pool (the “Projected Future Pool Carry Distributions”).

a.
If a Qualifying Termination occurs within three years after the end of the calendar year for which such a Guaranteed Period Annual Investment Pool was created, the Projected Future Pool Carry Distributions will be determined on the basis of a hypothetical sale of the unrealized investments remaining in each Guaranteed Period Annual Investment Pool as of the date of such Qualified Termination. Such unrealized portfolio investments will be deemed to have been sold on the date that is 5 years after each such unrealized portfolio investment was originally acquired, with each sale deemed to have occurred at a price that would result in cumulative realizations from such portfolio investment (e.g., as a result of prior dividends or recapitalization distributions from such investment5) equal to 2.0 (i.e., the “MOIC”) multiplied by the original cost of such unrealized portfolio investment (the “Hypothetical Fifth Year Sale”).[6] The Projected Future Pool Carry Distributions will be calculated for each of the Guaranteed Period Annual Investment Pools by deeming the hypothetical proceeds from the Hypothetical Fifth Year Sale to have been distributed by the relevant Carry Funds in accordance with the relevant fund partnership agreements as of the end of the year in which the Hypothetical Fifth Year Sale for each such Guaranteed Period Annual Investment Pool will be deemed to have occurred.[7] To reflect a discount for the time value of money, the Projected Future Pool Carry Distributions for each such Guaranteed Period Annual Investment Pool will be discounted to present value, as of the date of the Qualifying Termination, from the date of the relevant Hypothetical Fifth Year Sale to the date of the Qualifying Termination, using a discount rate of 12% per annum.

b.
If the Qualifying Termination occurs more than three years after the end of the calendar year for which such a Guaranteed Period Annual Investment Pool was created, the Projected Future Pool Carry Distributions for such a Guaranteed Period Annual Investment Pool will be calculated on the basis of a similar hypothetical sale of the unrealized investments in the relevant Guaranteed Period Annual Investment Pool, except that (x) the date of such hypothetical sale and distribution will be

______________________________________

5.
For example, if an investment was acquired for $100, and the portfolio company paid a dividend of $30 from a leveraged recapitalization before termination of Employee’s employment, the hypothetical sale price would be $170.

6.
The portfolio of a KEIP Annual Investment Pool for any year for which the investment period is not complete as of the date of a Qualified Termination will include only portfolio investments that have actually been acquired through the date of such termination.

7.
If carried interest from a Guaranteed Period Annual Investment Pool has been realized, but KEIP DRUs have not yet been granted with respect to such realized carry amount as of the date of the Qualified Termination, such amount will be added to the Projected Future Pool Carry Distributions for purposes of calculating the number of Guaranteed Period Units (and/or Subsequent Period Units, as applicable).

the date of the relevant Qualifying Termination, and (y) the value at which such hypothetical sale will be deemed to occur will be the current “book” fair market value (as of the date of such Qualifying Termination) of all unrealized investments in the relevant KEIP Annual Investment Pool as reported in the balance sheet of the Carlyle fund financial statements for the most recent calendar quarter and, if applicable, used to determine the amount of accrued but unrealized incentive fee income reported in Carlyle’s financial statements for the most recent calendar quarter.

c.
Notwithstanding any other provisions hereof, if a Qualified Termination occurs more than 10 years after the end of the calendar year for which any KEIP Annual Investment Pool was created, the Projected Future Pool Carry Distributions for any such 10-year old KEIP Annual Investment Pool will be deemed to equal $0.

d.
Notwithstanding any other provisions hereof, other reasonable valuation adjustments or methodologies may be used in the KEIP program to determine Projected Future Pool Carry Distributions if such adjustments are reasonable and fair under the circumstances.

2.
Employee’s expected share of such Projected Future Pool Carry Distributions for each Guaranteed Period Annual Investment Pool will be determined by multiplying Employee’s KEIP Participation Percentage by such Projected Future Pool Carry Distributions (“Employee’s Expected Future KEIP Value”).

3.
The Employee’s Expected Future KEIP Value for each of the Guaranteed Period Annual Investment Pools will be divided by the Fair Market Value, as defined in the Equity Plan, of the Common Units on the date of the Qualifying Termination (or a recent date selected for administrative convenience), and rounded up to the nearest whole number; and the “Guaranteed Period Units” will equal the sum of such amounts for each of the Guaranteed Period Annual Investment Pools.

ii.	“Subsequent Period Units” means a number of Common Units determined in the same manner used to calculate the Guaranteed Period Units above in Paragraph 6(b)(i), except that:

1.
such calculations will be made only with respect to KEIP Annual Investment Pools that have been created for calendar years after 2016 and before the year during which a Qualifying Termination occurs (“Subsequent Period KEIP Investment Pools”);

2.
if a Qualified Termination occurs within three years after the end of the calendar year for which a Subsequent Period KEIP Investment Pool was created, the Projected Future Pool Carry Distributions will be calculated using a MOIC equal to 1.75x; and

3.
for purposes of calculating the Employee’s Expected Future KEIP Value for each Subsequent Period KEIP Investment Pool, the Projected Future Pool Carry Distributions (calculated as described in Paragraph 6(b)(i) above) will be further reduced as follows (to reflect imputed vesting on the underlying KEIP investment pools):

a.
Reduction by 20% if the Qualifying Termination occurs more than three years and less than eight years after the end of the calendar year for which the Subsequent Period KEIP Investment Pool was created;

b.	Reduction by 40% if the Qualifying Termination occurs during the third year following the calendar year for which the Subsequent Period KEIP Investment Pool was created;

c.	Reduction by 60% if the Qualifying Termination occurs during the second year following the calendar year for which the Subsequent Period KEIP Investment Pool was created;

d.	Reduction by 80% if the Qualifying Termination occurs during the first year following the calendar year for which the Subsequent Period KEIP Investment Pool was created.

4.
Notwithstanding anything to the contrary in this Paragraph 6, the reductions to the Projected Future Pool Carry Distributions required under Paragraph 6(b)(ii)(3) will not apply and will be disregarded in the event that the relevant Qualified Termination is a Qualified Retirement

c.
The Severance Units will be issued on the on the first regularly scheduled grant date that is at least six-months after the Qualifying Termination, and they will be fully vested upon issuance. Such regularly scheduled grant dates will be deemed to occur upon or within 5 days following each of February 1, May 1, August 1 and November 1 during each calendar year.